Exhibit 23.1

To the Board of Directors

Slinger Bag Inc.

We hereby consent to the use in the foregoing Registration Statement on Form S-1 of our report dated August 6, 2021, regarding the financial statements of Slinger Bag Inc. as of April 30, 2021 and 2020, and to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ Mac Accounting Group, LLP

Midvale, Utah

September 8, 2021